Exhibit 99.1

Aptinyx Reports Third Quarter 2018 Financial Results and Business Highlights

Completed enrollment in Phase 2 study of NYX-2925, top-line data anticipated in the first half of 1Q 2019

Reported demonstration of NYX-2925 pharmacodynamic activity in humans

Plan to announce data from interim analysis of exploratory fibromyalgia study in December 2018

EVANSTON, Ill., Nov. 13, 2018 — Aptinyx Inc. (NASDAQ:APTX), a clinical-stage biopharmaceutical company developing transformative therapies for the treatment of brain and nervous system disorders, today reported financial results and business highlights for the third quarter ended September 30, 2018.

“We are extremely pleased with our accomplishments over the past quarter, our first full quarter as a public company,” said Norbert Riedel, Ph.D., president and CEO of Aptinyx. “The completion of enrollment in our Phase 2 study of NYX-2925 in painful diabetic peripheral neuropathy marked an important milestone as we advance NYX-2925 as a potential therapy for chronic pain. As our exploratory study of NYX-2925 in subjects with fibromyalgia approaches the midpoint of its planned enrollment, we intend to perform an interim analysis of the data before the end of the year. In addition to advancing all three of our clinical programs, we are encouraged by the results of our pharmacodynamic clinical studies of NYX-2925 in healthy human subjects, which reinforce our preclinical data on the biological activity associated with our novel mechanism of modulating NMDA receptors. We are well-funded into 2020, enabling us to continue interrogating the therapeutic utility of product candidates from our proprietary chemistry platform and advancing new therapies to serve patients with various disorders of the brain and nervous system.”

Third Quarter 2018 and Recent Highlights

•                  Completed enrollment for Phase 2 study of NYX-2925: In November 2018, Aptinyx announced completion of enrollment for its Phase 2 study of NYX-2925 in subjects with painful diabetic peripheral neuropathy. The company expects to announce top-line data from the study in the first half of the first quarter of 2019.

•                  Reported demonstration of NYX-2925 pharmacodynamic activity in healthy volunteers: In November 2018, Aptinyx announced data from its studies of the pharmacodynamic effects of NYX-2925 in healthy volunteers. In two exploratory studies, NYX-2925 demonstrated NMDA receptor-mediated activity, including enhancement of synaptic plasticity and improvements on various sleep parameters. These data represent the first evidence in humans of pharmacodynamic activity of NYX-2925 at dose levels also under evaluation in the ongoing Phase 2 studies.

•                  Presented preclinical data on NYX-2925 and NYX-458 at the 48th Annual Meeting of the Society for Neuroscience: In October 2018, Aptinyx presented preclinical data on NYX-2925 demonstrating enhanced synaptic plasticity in rats and dendritic spine-autonomous structural and functional plasticity in vitro, which support its ongoing clinical development for the treatment of chronic pain conditions. The company also presented data demonstrating long-lasting pro-cognitive effects of NYX-458 in various preclinical models, supporting its ongoing clinical development for the treatment of cognitive impairment.

•                  Presented preclinical data on NYX-2925 at International Association for the Study of Pain’s 17th World Congress on Pain: In September 2018, Aptinyx presented preclinical data on NYX-2925, demonstrating robust activity in preclinical models of numerous neuropathic pain conditions and a favorable tolerability profile.

•                  Presented preclinical data from NYX-783 at Military Health System Research Symposium: In August 2018, Aptinyx presented preclinical data on NYX-783 showing that the product candidate enhances learning and memory and also ameliorates affective and cognitive deficits in preclinical models of post-traumatic stress disorder (PTSD) and traumatic brain injury.

Expected Upcoming Milestones

•                  Reporting of data from interim analysis of Phase 2 exploratory study of NYX-2925 in subjects with fibromyalgia in December of 2018.

•                  Reporting of top-line data from Phase 2 study of NYX-2925 in subjects with painful diabetic peripheral neuropathy in the first half of the first quarter of 2019.

•                  Reporting of top-line data, including all study subjects, from Phase 2 exploratory study of NYX-2925 in subjects with fibromyalgia in first half of 2019.

•                  Completion of Phase 1 clinical study of NYX-458, in development for the treatment of cognitive impairment associated with Parkinson’s disease, in healthy volunteers in first half of 2019.

•                  Reporting of data from Phase 2 study of NYX-783 in subjects with PTSD in second half of 2019.

Third Quarter 2018 Financial Results

Cash Position: Cash and cash equivalents were $165.6 million at September 30, 2018 compared to $92.1 million at December 31, 2017. In June 2018, Aptinyx raised $117.8 million of gross proceeds in its initial public offering.

Collaboration and Grant Revenue: Revenue was $0.9 million for the third quarter of 2018, compared to $1.2 million for the same period last year. Aptinyx’s revenue was primarily derived from its research collaboration agreement with Allergan and government grants. The decrease of $0.3 million was primarily driven by a reduction in the company’s research and development costs incurred under the company’s grants from the U.S. government, and as its outstanding grants were completed in the first half of 2018, no grant-related revenues were received in the third quarter of 2018.

Research and Development (R&D) Expenses: R&D expenses were $12.0 million for the third quarter of 2018, compared to $8.1 million for the same period last year. The increase in R&D expenses was primarily driven by support of the company’s ongoing Phase 2 clinical studies of NYX-2925 in neuropathic pain and fibromyalgia, Phase 1 clinical study costs related to ongoing development of NYX-

458 for the treatment of cognitive impairment associated with Parkinson’s disease, and costs related to employee compensation due to increased headcount.

General and Administrative (G&A) Expenses: G&A expenses were $3.8 million for the third quarter of 2018, compared to $1.3 million for the same period last year. The increase in G&A expenses was primarily driven by increased costs related to employee compensation and professional fees to support ongoing business operations and compliance with obligations associated with being a publicly traded company.

Net Loss: Net loss was $14.2 million, or basic and diluted net loss per share attributable to common stockholders of $0.43, for the third quarter of 2018, compared to a net loss of $8.1 million, or basic and diluted net loss per share attributable to common stockholders of $1.56, for the same period last year.

About Aptinyx

Aptinyx Inc. is a clinical-stage biopharmaceutical company focused on the discovery, development, and commercialization of proprietary synthetic small molecules for the treatment of brain and nervous system disorders. Aptinyx has a platform for discovery of novel compounds that work through a unique mechanism to modulate — rather than block or over-activate — NMDA receptors and enhance synaptic plasticity, the foundation of neural cell communication. The company has three product candidates in clinical development in central nervous system indications, including chronic pain, post-traumatic stress disorder, and cognitive impairment associated with Parkinson’s disease. Aptinyx is also advancing additional compounds from its proprietary discovery platform, which continues to generate a rich and diverse pipeline of small-molecule NMDA receptor modulators with the potential to treat an array of neurologic disorders. For more information, visit www.aptinyx.com.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding the company’s business plans and objectives, expectations regarding the design, implementation, enrollment, timing, and success of its current and planned clinical trials, expectations regarding its preclinical development activities, and expectations regarding its uses of capital. Risks that contribute to the uncertain nature of the forward-looking statements include: the success, cost, and timing of the company’s product candidate development activities and planned clinical trials; the company’s ability to execute on its strategy; regulatory developments in the United States and foreign countries; the company’s estimates regarding expenses, future revenue, and capital requirements, and other 2018 financial results; the company’s ability to fund operations through 2020; as well as those risks and uncertainties set forth in the company’s most recent quarterly report on Form 10-Q and in its other filings and reports with the United States Securities and Exchange Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made. Aptinyx undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

APTINYX INC.
CONDENSED BALANCE SHEETS
(in thousands)
(Unaudited)

	September 30, 2018	December 31, 2017
Assets
Current Assets:
Cash and cash equivalents	$165,578	$92,136
Restricted cash	252	—
Accounts receivable	593	937
Prepaid expenses and other current assets	1,169	1,960
Total current assets	167,592	95,033
Property and equipment and other long-term assets	2,487	2,289
Total assets	$170,079	$97,322

Liabilities and stockholders’ equity (deficit)
Current Liabilities:
Accounts payable	$1,208	$1,537
Accrued expenses and other current liabilities	6,465	2,835
Total current liabilities	7,673	4,372
Other long-term liabilities	435	282
Total liabilities	8,108	4,654
Convertible preferred stock	—	132,386
Stockholders’ equity (deficit)	161,971	(39,718)
Total liabilities and stockholders’ equity (deficit)	$170,079	$97,322

APTINYX INC.
CONDENSED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017

Collaboration and grant revenue	$943	$1,205	$5,535	$3,778

Operating expenses
Research and development	11,950	8,067	37,860	24,930
General and administrative	3,782	1,318	7,853	3,819
Total operating expenses	15,732	9,385	45,713	28,749

Loss from operations	(14,789)	(8,180)	(40,178)	(24,971)
Other income	608	35	990	129
Net loss and comprehensive loss	$(14,181)	$(8,145)	$(39,188)	$(24,842)
Net loss per share - basic and diluted	$(0.43)	$(1.56)	$(2.48)	$(4.82)
Weighted average shares outstanding - basic and diluted	33,191	5,232	15,789	5,159

Investor Contacts:

Nick Smith

Aptinyx Inc.

ir@aptinyx.com

847-871-0377

Rachel Frank

Stern Investor Relations, Inc.

rachelf@sternir.com

212-362-1200

Media Contact:

Jordann Phillips

Canale Communications

jordann@canalecomm.com

619-849-6009

Source: Aptinyx Inc.